                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          Newmont Mining Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           NEWMONT MINING CORPORATION
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of NEWMONT MINING CORPORATION will be held at 9:00 a.m. on Thursday, May 7, 1998 in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado to:

        1. Elect directors; and

        2. Transact such other business that may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors

                                               TIMOTHY J. SCHMITT
                                                   Secretary

1700 Lincoln Street
Denver, Colorado 80203
March 30, 1998

--------------------------------------------------------------------------------
        IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE MARK,
            SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT
                     PROMPTLY IN THE ACCOMPANYING ENVELOPE.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

     STOCKHOLDERS ENTITLED TO VOTE. Holders of the common stock of Newmont Mining Corporation (the "Corporation" or "Newmont Mining") of record at the close of business on March 5, 1998 are entitled to vote at the Annual Meeting of Stockholders. As of March 5, 1998, there were 156,472,056 shares of common stock outstanding. Each share of common stock entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

     Votes at the Annual Meeting of Stockholders will be tabulated by two inspectors of election who shall be appointed by the Chairman of the meeting and who shall not be candidates for election to the Board of Directors. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting of Stockholders for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

     Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting of Stockholders. All other matters to come before the Annual Meeting require the approval of a majority of the votes cast on such matters. Abstentions and broker "non-votes" as to particular matters are counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions have the same effect as votes against proposals presented to stockholders. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement is being mailed to the stockholders on or about March 30, 1998. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of the Corporation by mail, telephone, telegraph or personal interview. The Corporation also has retained Georgeson & Company Inc. to aid in the solicitation of brokers, banks and other institutional stockholders for a fee of $8,000. All costs of the solicitation of proxies will be borne by the Corporation. The Corporation will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of the Corporation's common stock. A stockholder who executes a proxy may revoke it by delivering to the Secretary of the Corporation, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy or attending the Annual Meeting of Stockholders and voting in person (although attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

     A NOTE FOR ALL PARTICIPANTS IN THE NEWMONT GOLD COMPANY ("NEWMONT GOLD") RETIREMENT SAVINGS PLAN OR HOURLY RETIREMENT SAVINGS PLAN. If you are a participant in the Newmont Gold Retirement Savings Plan or Hourly Retirement Savings Plan (the "Savings Plans"), and hold the Corporation's common stock in the Savings Plans as a result of the exchange of Santa Fe Pacific Gold Corporation common stock into the Corporation's common stock pursuant to the merger of Santa Fe Pacific Gold Corporation and the Corporation, shares of the Corporation's common stock which are held for you under the Savings Plans, as applicable, may be voted through the proxy card accompanying this mailing. The Savings Plans are administered by The Vanguard Group, as Trustee. The Trustee, as the stockholder of record of the common stock held in the Savings Plans, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of common stock held under the Savings Plans are not returned duly signed and dated, the Trustee will vote the shares in the same proportion as it votes shares as to which directions have been received.

     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. Arthur Andersen LLP has acted as auditors for the Corporation since 1967. The Board of Directors has selected Arthur Andersen LLP to continue in that capacity for the current year. In addition to audit services, Arthur Andersen LLP has regularly provided tax consulting services to the Corporation. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

     STOCKHOLDER PROPOSALS. To be included in the Board of Directors' Proxy Statement for the 1999 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation on or before December 5, 1998. Proposals should be sent to the attention of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     NOMINEES. Each of the 11 persons named below is a nominee for election as a director at the Annual Meeting of Stockholders for a term of one year or until his or her successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. Except for Messrs. Curry and Munroe and Ms. Sisco, who were elected to the Board of Directors at a Special Meeting of the Board of Directors held on May 5, 1997, all such nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders and all are currently serving as directors of the Corporation. If any such nominee cannot be a candidate for election at the Annual Meeting of Stockholders, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees. Each of the 11 nominees named below is also a director of Newmont Gold which, as of March 5, 1998, was approximately 94% owned by the Corporation.

     The following table contains a summary of the background and principal occupations of the nominees:

                                                              DIRECTOR
                          NOMINEE                              SINCE
----------------------------------------------------------------------
RONALD C. CAMBRE (59).......................................    1993
  Chairman of Newmont Mining since January 1995, President
     thereof since June 1994, Chief Executive Officer
     thereof since November 1993 and Vice Chairman thereof
     from November 1993 to December 1994; Vice President and
     Senior Technical Advisor to the Office of the Chairman
     of Freeport-McMoRan Inc., a natural resources company,
     prior thereto.
  Chairman of the Board, President and Chief Executive
     Officer of Newmont Gold Company and Director of
     Cleveland-Cliffs Inc.
----------------------------------------------------------------------

JAMES T. CURRY, JR. (61)....................................    1997
  Retired Chief Executive Officer of the Minerals Division
     of Broken Hill Proprietary Ltd., a natural resources
     company.
  Director of Newmont Gold Company and SRI International.
----------------------------------------------------------------------

JOSEPH P. FLANNERY (65).....................................    1982
  Chairman, President and Chief Executive Officer of
     Uniroyal Holding, Inc., a holding company.
  Director of Newmont Gold Company, APS Holding Corporation,
     Arvin Industries, Inc., Ingersoll-Rand Company, K-Mart
     Corporation and The Scotts Company.
----------------------------------------------------------------------

                                                              DIRECTOR
                          NOMINEE                              SINCE
----------------------------------------------------------------------
LEO I. HIGDON, JR. (51).....................................    1995
  President of Babson College since July 1997; formerly Dean and Charles C. Abbott Professor of the Darden Graduate
     School of Business Administration at the University of
     Virginia from October 1993 to June 1997; Vice Chairman
     of Salomon Brothers Inc, an investment banking firm,
     and Co-head of the global investment banking division
     of Salomon Brothers Inc, prior thereto.
  Director of Newmont Gold Company, Crompton & Knowles
     Corporation and Bestfoods.
----------------------------------------------------------------------

THOMAS A. HOLMES (74).......................................    1979
  Retired Chairman and Chief Executive Officer of
     Ingersoll-Rand Company, a manufacturer of machinery.
  Director of Newmont Gold Company and W. R. Grace & Co.
----------------------------------------------------------------------

GEORGE B. MUNROE (76).......................................    1997
  Retired Chairman and Chief Executive Officer of Phelps
     Dodge Corporation, a natural resources company.
  Director of Newmont Gold Company.
----------------------------------------------------------------------

ROBIN A. PLUMBRIDGE (62)....................................    1983
  Retired Chairman of Gold Fields of South Africa Limited, a
     natural resources company; Chief Executive Officer
     thereof from December 1980 to September 1995.
  Director of Newmont Gold Company and Standard Bank
     Investment Corporation.
----------------------------------------------------------------------
MOEEN A. QURESHI (67).......................................    1994
  Chairman of Emerging Markets Partnership, a private
     investment management company, since June 1992; Prime
     Minister of Pakistan from July 1993 to October 1993.
  Director of Newmont Gold Company.
----------------------------------------------------------------------

MICHAEL K. REILLY (65)......................................    1994
  Chairman of Zeigler Coal Holding Company, a coal producer;
     Chief Executive Officer thereof from 1983 to December
     1994.
  Director of Newmont Gold Company.
----------------------------------------------------------------------

JEAN HEAD SISCO (72)........................................    1997
  Partner of Sisco Associates, a management consulting firm.
  Director of Newmont Gold Company, Chiquita Brands
     International, K-Tron International, Inc., American
     Funds Series II Tax Exempt, The Neiman Marcus Group,
     Inc. and Textron Inc.
----------------------------------------------------------------------

WILLIAM I. M. TURNER, JR. (69)..............................    1986
  Chairman and Chief Executive Officer of EXSULTATE INC., a
     holding company.
  Director of Newmont Gold Company, Proudfoot PLC and
     Schroders PLC.
----------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ALL OF THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

     STOCK OWNERSHIP. As of March 5, 1998, all directors and executive officers of the Corporation as a group beneficially owned 991,192 shares of the Corporation's common stock, constituting in the aggregate less than 1% of the Corporation's outstanding common stock. Unless otherwise noted, the nature of beneficial ownership of all such shares is sole voting and investment power. As of March 5, 1998, all directors and executive officers of the Corporation as a group beneficially owned 52,628 shares of common stock of Newmont Gold, constituting in the aggregate less than 1% of Newmont Gold's outstanding common stock. Unless otherwise noted, the nature of beneficial ownership of all such shares is sole voting and investment power. The following table sets forth the number of shares of common stock of the Corporation and the number of shares of common stock of Newmont Gold beneficially owned by the Corporation's directors and executive officers as of March 5, 1998:

                          NAME OF                             SHARES OF CORPORATION    SHARES OF NEWMONT GOLD
                      BENEFICIAL OWNER                         COMMON STOCK OWNED        COMMON STOCK OWNED
                      ----------------                        ---------------------    ----------------------
Rudolph I.J. Agnew(2).......................................           2,496                    2,500
J.P. Bolduc(2)..............................................           - 0 -                    2,500
Ronald C. Cambre............................................         312,013(1)                12,657
James T. Curry, Jr..........................................           1,376                      625
John A. S. Dow..............................................          34,006(1)                 1,496
Joseph P. Flannery..........................................           2,745                    2,500
Donald W. Gentry(2).........................................           - 0 -                      625
Eric Hamer..................................................          54,221(1)                 - 0 -
Leo I. Higdon, Jr. .........................................           - 0 -                    1,875
Thomas A. Holmes............................................           6,948                    2,500
Patrick M. James(2).........................................          27,816                      938
Lawrence T. Kurlander.......................................          66,091(1)                 2,957
George B. Munroe............................................           2,089(3)                   625
Wayne W. Murdy..............................................          87,755(1)                 3,800
Robin A. Plumbridge.........................................           2,496                    2,500
Moeen A. Qureshi............................................           - 0 -                    2,500
Michael K. Reilly...........................................          10,000                    2,500
Jean Head Sisco.............................................           1,471                      625
William I. M. Turner, Jr. ..................................           8,000                    2,500
All directors and executive officers as a group, including
  those named above (41 persons)............................         991,192(1)                52,628

---------------

(1) Includes 307,221 shares, 34,006 shares, 52,424 shares, 64,291 shares, 76,023 shares and 878,937 shares which Messrs. Cambre, Dow, Hamer, Kurlander, Murdy and all directors and executive officers as a group, respectively, have the right to acquire on or within 60 days after March 5, 1998 by the exercise of options granted by the Corporation.

(2) Not standing for election as a director at the Annual Meeting of Stockholders.

(3) Includes 519 shares owned by Mr. Munroe's spouse as to which he disclaims beneficial ownership.

     CERTAIN BENEFICIAL OWNERS OF THE CORPORATION. The following table sets forth the information with respect to each person known by the Corporation to be the beneficial owner of more than 5% of any class of the Corporation's voting securities. The information contained herein has been taken from filings with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934.

             NAME AND ADDRESS OF                               AMOUNT AND NATURE OF    PERCENTAGE OF
              BENEFICIAL OWNER                 TITLE OF CLASS  BENEFICIAL OWNERSHIP        CLASS
             -------------------               --------------  --------------------    -------------
FMR Corp.....................................  Common Stock         9,411,816(1)           6.02%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc................  Common Stock         8,245,174(2)           5.27%
100 East Pratt Street Baltimore, MD 21202

---------------

(1) The Corporation has been advised in a Schedule 13G filing (as amended from time to time and as most recently amended by Amendment No. 3 thereto dated February 14, 1998), that as of December 31, 1997, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR Corp. ("FMR") and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,643,907 shares of the outstanding common stock of the Corporation (which represents 4.25% based on 156,472,056 shares outstanding on December 31, 1997), as a result of acting as investment adviser to certain investment companies registered under Section 8 of the Investment Company Act of 1940 and as a result of acting as sub-advisor to Fidelity American Special Situations Trust ("FASST"). FASST is a unit trust established and authorized by the Department of Trade and Industry under the laws of England. The investment advisor of FASST is Fidelity Investment Services Limited, an English company and a subsidiary of Fidelity International Limited ("FIL"). FMR, through its control of Fidelity, and Edward C. Johnson 3d ("Johnson"), as the Chairman of FMR, each has sole dispositive power with respect to 6,631,807 shares. FIL, FMR, through its control of Fidelity, and FASST each has the sole power to vote and to dispose of 12,100 shares held by FASST. Neither Johnson nor FMR has the sole power to vote or direct the voting with respect to the shares owned, which power rests with the investment funds' Board of Trustees. Johnson owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR. Abigail P. Johnson is a Director of FMR. Because of ownership by members of the Johnson family and trusts for their benefit of approximately 49% of the voting stock of FMR and an existing shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

    Fidelity Management Trust Company ("FMTC"), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 2,292,935 shares of the outstanding common stock of the Corporation (which represents 1.47% based on 156,472,056 shares outstanding on December 31,
    1997), as a result of its serving as investment manager of certain institutional accounts. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 2,292,935 shares and sole power to vote or to direct the voting of 1,758,559 shares and no power to vote or to direct the voting of 534,376 shares of common stock owned by the institutional accounts.

    Fidelity International Limited ("FIL"), Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 487,074 shares or 0.31% of the outstanding common stock of the Corporation, which include 12,100 shares or 0.01% of the common stock outstanding owned by FASST. FIL has the sole voting power and sole dispositive power with respect to 12,100 shares.

(2) The Corporation has been advised in a Schedule 13G filing, dated February 12, 1998, that T. Rowe Price Associates, Inc. ("Price Associates"), 100 East Pratt Street, Baltimore, Maryland 21202, is the beneficial owner of 8,245,174 shares of the outstanding common stock of the Corporation (which represents 5.27% based on 156,472,056 shares outstanding on December 31,
    1997). Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are neither officers nor employees of the Corporation, Newmont Gold or any of Newmont Gold's subsidiaries are entitled to receive $25,000 per annum for serving as directors on the Board of Directors. All directors are entitled to receive an attendance fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Corporation, Newmont Gold or any of Newmont Gold's subsidiaries is entitled to receive an attendance fee of $750 per meeting of a committee of which he or she is a member and $1,000 per meeting in the case of the Chairman of the committee.

     In addition, pursuant to Newmont Gold's Directors' Stock Award Plan, directors who also serve on the Board of Directors of Newmont Gold and who are not employees of the Corporation, Newmont Gold or any of Newmont Gold's subsidiaries receive 625 shares of common stock of Newmont Gold annually on the date of their election or re-election at Newmont Gold's Annual Meeting of Stockholders. If a person who is not an employee of the Corporation, Newmont Gold or any of Newmont Gold's subsidiaries becomes a director in any year, after Newmont Gold's Annual Meeting of Stockholders held in such year, such person will receive 625 shares of common stock of Newmont Gold on the effective date of such person's election as a director of Newmont Gold. Shares awarded under the plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the director until the earliest of (i) the expiration of five years after the date of receipt of such shares by the director, (ii) the date the participating person ceases to be a director by reason of death or disability, or (iii) the later of (a) the date the participating person ceases to be a director for any reason other than death or disability or (b) the expiration of six months after the date of receipt of such shares by the director.

     On retirement from the Board of Directors at any time after attaining age 65, a director who is not entitled to a pension under Newmont Gold's Pension Plan (i.e., a director who has not been an officer or employee of the Corporation, Newmont Gold or any of Newmont Gold's subsidiaries) and who has served for at least ten consecutive years as a director of the Corporation or Newmont Gold is entitled to be paid an annual sum of $20,000 and an amount equal to the per annum fee paid to him in his capacity as a director during his final year of service on the Board of Directors of the Corporation or Newmont Gold, in each case, for life.

     During 1997, the Board of Directors held 10 meetings and each incumbent director attended more than 75% of all meetings of the Board of Directors and committees of the Board of Directors on which he or she served for the period during which he or she was a member, except Messrs. Higdon and Qureshi, who attended 71% and 73%, respectively, of all meetings of the Board of Directors and committees of the Board of Directors on which such persons served for the period during which such persons were members.

     The Board of Directors has, in addition to other standing committees, audit, compensation and nominating committees. Members of these three committees are not, and have not been, officers or employees of the Corporation, Newmont Gold or any of Newmont Gold's subsidiaries. The members of these committees are:

        AUDIT                 COMPENSATION                NOMINATING
        -----                 ------------                ----------
J. P. Bolduc(2)         Joseph P. Flannery(1)      Joseph P. Flannery
James T. Curry, Jr.     Thomas A. Holmes           Leo I. Higdon, Jr.
Robin A. Plumbridge(1)  Robin A. Plumbridge        Thomas A. Holmes(1)
Moeen A. Qureshi        Jean Head Sisco            George B. Munroe
Michael K. Reilly       William I. M. Turner, Jr.  William I. M. Turner, Jr.

---------------

(1) Chairman

(2) Mr. Bolduc is not standing for election as a director at the Annual Meeting of Stockholders

     AUDIT COMMITTEE. The Audit Committee recommends independent public accountants to act as auditors for the Corporation for consideration by the Board of Directors, reviews the Corporation's financial statements, confers with the independent public accountants with respect to the scope and results of their audit of the Corporation's financial statements and their reports thereon, reviews the Corporation's accounting policies, tax matters and internal controls, and oversees compliance by the Corporation with requirements of the Financial Accounting Standards Board and federal regulatory agencies. The Audit Committee also reviews non-audit services furnished to the Corporation by the independent public accountants, primarily consultation on tax matters and business advisory services. Access to the Audit Committee is given to the Corporation's Controller and Newmont Gold's Vice President, Internal Audit. During 1997, the Audit Committee held two meetings.

     COMPENSATION COMMITTEE. Each of the Corporation's Compensation Committee and the Compensation Committee of Newmont Gold is responsible to its respective Board of Directors and by extension to the stockholders of the Corporation or Newmont Gold, as the case may be, for approving and administering the policies which govern annual compensation and incentive programs for the Corporation's and Newmont Gold's executive officers and other key employees. During 1997, the Compensation Committee held five meetings.

     NOMINATING COMMITTEE. The Nominating Committee's function is to propose to the Board of Directors slates of directors to be elected at the Annual Meetings of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Corporation's Board of Directors. During 1997, the Nominating Committee held four meetings. The Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Nominating Committee in care of the Secretary of the Corporation at 1700 Lincoln Street, Denver, Colorado 80203.

                             EXECUTIVE COMPENSATION

     All executive officers of the Corporation are executive officers and employees of Newmont Gold. All salary and other compensation and benefit costs are borne by Newmont Gold.

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows the total compensation earned or paid to the Chief Executive Officer and to each of the Corporation's and Newmont Gold's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities to the Corporation, Newmont Gold and Newmont Gold's subsidiaries in 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                   ANNUAL COMPENSATION               AWARDS
                                                  ----------------------    ------------------------
                                                                            RESTRICTED    SECURITIES
                NAME AND                                                      STOCK       UNDERLYING       ALL OTHER
           PRINCIPAL POSITION             YEAR     SALARY       BONUS         AWARDS      OPTIONS(#)    COMPENSATION(1)
           ------------------             ----    --------    ----------    ----------    ----------    ---------------
Ronald C. Cambre                          1997    $628,333(2) $1,015,917     $    -0-      500,000           $9,000
  Chairman, President and                 1996     567,000(2)    393,977      206,023       25,000            9,000
  Chief Executive Officer                 1995     513,000(2)    332,553      167,447          -0-            9,000
Wayne W. Murdy                            1997     301,666       383,370       66,573(3)    21,000            9,000
  Executive Vice President                1996     277,083       136,558       59,009       10,000            9,000
  and Chief Financial Officer             1995     245,500       138,643       52,131          -0-            9,000
Lawrence T. Kurlander                     1997     257,500       327,187       56,768(3)    20,000            9,000
  Senior Vice President,                  1996     243,333       119,603       51,516       10,000            9,000
  Chief Administrative Officer            1995     223,333       111,895       47,416          -0-            9,000
John A. S. Dow                            1997     218,000       288,145       50,794(3)    20,000            9,000
  Senior Vice President,                  1996     176,750        82,680       60,588(4)    10,620              -0-
  Exploration                             1995     140,000        42,991          -0-        6,240              -0-
Eric Hamer(5)                             1997     230,250       213,268       34,800(3)    11,000            9,000
  Vice President and Senior               1996     212,750       117,000          -0-        8,000            9,000
  Project Executive, Indonesia            1995     175,641        51,048          -0-          -0-            9,000

---------------

(1) Newmont Gold's contributions and credits to its Retirement Savings Plan and non-qualified supplemental Savings Equalization Plan.

(2) Includes director's fees of $20,000, $17,000 and $13,000 in 1997, 1996 and
    1995, respectively.

(3) Value of Newmont Mining restricted common stock awarded under Newmont Gold's Intermediate Term Incentive Compensation Plan for 1997. Dividends are payable on the shares of restricted common stock awarded. These shares of restricted common stock vest over a two-year period and were issued in March 1998 in the following amounts:

                                                                  #
                                                                -----
Wayne W. Murdy..............................................    2,484
Lawrence T. Kurlander.......................................    2,118
John A. S. Dow..............................................    1,896
Eric Hamer..................................................    1,299

  The number of shares and value of Newmont Gold restricted common stock held by the named executive officers on December 31, 1997 were as follows:

                                                                  #         $
                                                                -----    -------
Ronald C. Cambre............................................    8,177    240,199
Wayne W. Murdy..............................................    2,419     71,058
Lawrence T. Kurlander.......................................    2,147     63,068
John A. S. Dow..............................................    1,496     43,945

  On December 31, 1997, none of the named executive officers held any Newmont Mining restricted common stock.

(4) In addition to 870 shares of Newmont Gold restricted common stock having a value of $35,235 awarded to Mr. Dow under Newmont Gold's Annual Incentive Compensation Plan for 1996, he was also given a special award of 626 shares of Newmont Gold restricted common stock having a value of $25,353 in January 1997 on the same terms as those awarded under Newmont Gold's Annual Incentive Compensation Plan. Such special award was in recognition of his contributions to the success of Newmont Gold's exploration activities in 1996 and prior years and Mr. Dow's promotion to Senior Vice President, Exploration of the Corporation and Newmont Gold.

(5) Mr. Hamer is an elected officer of Newmont Gold only.

     STOCK OPTIONS. The following table contains information concerning the grant of stock options in 1997 under Newmont Mining's 1996 Employees Stock Plan with respect to the named executive officers:

                             OPTIONS GRANTS IN 1997

                                       INDIVIDUAL GRANTS                                                   POTENTIAL
------------------------------------------------------------------------------------------------      REALIZABLE VALUE AT
                                                            PERCENT OF                                  ASSUMED ANNUAL
                                              NUMBER OF       TOTAL                                  RATES OF STOCK PRICE
                                              SECURITIES     OPTIONS                                   APPRECIATION FOR
                                              UNDERLYING    GRANTED TO    EXERCISE                        OPTION TERM
                                               OPTIONS     PARTICIPANTS     PRICE     EXPIRATION   -------------------------
                   NAME                       GRANTED(#)     IN 1997      ($/SHARE)      DATE          5%            10%
                   ----                       ----------   ------------   ---------   ----------   -----------   -----------
Ronald C. Cambre..........................     500,000(1)     31.20%        37.82      05/21/07    $11,892,397   $30,137,670
Wayne W. Murdy............................      11,000(2)      0.69%        37.82      05/21/07        261,633       663,029
                                                10,000(3)      0.62%        31.75      11/18/07        199,674       506,013
Lawrence T. Kurlander.....................      10,000(2)      0.62%        37.82      05/21/07        237,848       602,753
                                                10,000(3)      0.62%        31.75      11/18/07        199,674       506,013
John A. S. Dow............................      10,000(2)      0.62%        37.82      05/21/07        237,848       602,753
                                                10,000(3)      0.62%        31.75      11/18/07        199,674       506,013
Eric Hamer................................       6,000(2)      0.37%        37.82      05/21/07        142,709       361,652
                                                 5,000(3)      0.31%        31.75      11/18/07         99,837       253,007

---------------

(1) Granted on May 21, 1997 and exercisable in five annual increments of 20% each commencing December 31, 1997.

(2) Granted on May 21, 1997 and exercisable in four annual increments of 25% each commencing May 21, 1998.

(3) Granted on November 18, 1997 and exercisable in four annual increments of 25% each commencing November 18, 1998.

     OPTION EXERCISES AND HOLDINGS. The following table sets forth information concerning the exercise of options in 1997 and unexercised options held at the end of 1997 with respect to the named executive officers:

                      AGGREGATED OPTION EXERCISES IN 1997
                        AND 1997 YEAR-END OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                              SHARES                       OPTIONS AT 1997            IN-THE-MONEY OPTIONS
                                             ACQUIRED                        YEAR-END(#)               AT 1997 YEAR-END(1)
                                                ON         VALUE     ---------------------------   ---------------------------
                   NAME                     EXERCISE(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                   ----                     -----------   --------   -----------   -------------   -----------   -------------
Ronald C. Cambre..........................      -0-        $ -0-       294,721        532,317        $  -0-          $ -0-
Wayne W. Murdy............................      -0-          -0-        71,023         70,932           -0-            -0-
Lawrence T. Kurlander.....................      -0-          -0-        59,291         69,932           -0-            -0-
John A. S. Dow............................      -0-          -0-        34,006         25,310         5,958            -0-
Eric Hamer................................      -0-          -0-        52,424         41,959           -0-            -0-

---------------

(1) Market value of underlying securities at year end ($29.375) less the exercise price of "in-the-money" options.

     PENSION PLANS. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (62 years) under Newmont Gold's qualified defined benefit pension plan (the "Pension Plan"), as well as under its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Corporation, Newmont Gold and Newmont Gold's subsidiaries.

                               PENSION PLAN TABLE

                                                                                   YEARS OF SERVICE
                                                               --------------------------------------------------------
REMUNERATION                                                      15         20         25          30           35
------------                                                   --------   --------   --------   ----------   ----------
 $  500,000..................................................  $131,250   $175,000   $218,750   $  262,500   $  306,250
    600,000..................................................   157,500    210,000    262,500      315,000      367,500
    700,000..................................................   183,750    245,000    306,250      367,500      428,750
    800,000..................................................   210,000    280,000    350,000      420,000      490,000
    900,000..................................................   236,250    315,000    393,750      472,500      551,250
  1,000,000..................................................   262,500    350,000    437,500      525,000      612,500
  1,100,000..................................................   288,750    385,000    481,250      577,500      673,750
  1,200,000..................................................   315,000    420,000    525,000      630,000      735,000
  1,300,000..................................................   341,250    455,000    568,750      682,500      796,250
  1,400,000..................................................   367,500    490,000    612,500      735,000      857,500
  1,500,000..................................................   393,750    525,000    656,250      787,500      918,750
  1,600,000..................................................   420,000    560,000    700,000      840,000      980,000
  1,700,000..................................................   446,250    595,000    743,750      892,500    1,041,250
  1,800,000..................................................   472,500    630,000    787,500      945,000    1,102,500
  1,900,000..................................................   498,750    665,000    831,250      997,500    1,163,750
  2,000,000..................................................   525,000    700,000    875,000    1,050,000    1,225,000

     A participant's remuneration covered by the Pension Plan is his or her average annual base salary and bonus, including amounts paid in the form of restricted stock (as reported in the Summary Compensation Table) for the 60 consecutive months in which the highest level of compensation was paid to the participant during the last 120 months of the participant's career with the Corporation, Newmont Gold and Newmont Gold's subsidiaries. The approximate years of credited service as of the end of 1997 for each named executive officer is:
Mr. Cambre -- four years; Mr. Murdy -- five years; Mr. Kurlander -- four years; Mr. Hamer -- 23 years; Mr. Dow -- 19 years. Benefits shown are computed on a straight single life annuity basis beginning at age 62. Such amounts have not been reduced for Social Security benefits.

     OFFICERS' DEATH BENEFIT PLAN AND GROUP LIFE INSURANCE PROGRAM. Newmont Gold has an Officers' Death Benefit Plan for the benefit of the named executive officers and other executive officers of the Corporation, Newmont Gold and certain of Newmont Gold's subsidiaries. The plan provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of one times final annual base salary, depending on the number of years to normal retirement age. Coverage under the Officers' Death Benefit Plan is offset by group life insurance maintained for the benefit of all salaried employees of the Corporation, Newmont Gold and certain of Newmont Gold's subsidiaries.

     EXECUTIVE AGREEMENTS. An agreement is currently in effect among the Corporation, Newmont Gold and Mr. Cambre which provided for an initial 1994 annual base salary of $500,000. The agreement provides that the Boards of Directors of the Corporation and Newmont Gold may, at their discretion, increase Mr. Cambre's base salary and that any such increased base salary made after January 1994 automatically becomes Mr. Cambre's minimum base salary thereafter. Mr. Cambre's employment agreement is effective until his 62nd birthday, unless terminated earlier as provided in the agreement. In the event Mr. Cambre's employment is terminated other than for "cause" (as defined below) and without any breach by Mr. Cambre of such agreement, he will be entitled to receive a lump sum payment equal to twice his annual base salary for each 12-month period in the remaining term of his employment (which will not exceed two years).

     Mr. Murdy's letter of offer of employment from Newmont Gold provides that if his employment is terminated other than for "cause" (as defined below), he will be entitled to receive 24 months of his then salary (as defined in Newmont Gold's Severance Pay Plan) plus certain other severance benefits.

     Any benefits to which Messrs. Cambre and Murdy may be entitled from Newmont Gold's Severance Pay Plan (as described below) reduce the benefits due under these arrangements.

     SEVERANCE PAY PLAN. Each of the named executive officers participates in Newmont Gold's Severance Pay Plan. Participants in the Severance Pay Plan with at least one year of service (a) who have been continually employed by the Corporation, Newmont Gold or one of Newmont Gold's subsidiaries or affiliates on and after August 1, 1991, or (b) whose employment with the Corporation, Newmont Gold or one of Newmont Gold's subsidiaries or affiliates is involuntarily terminated other than for "cause" (as defined below) within 24 months after a change in control (as defined in the Severance Pay Plan) of the Corporation (other than those participants whose employment began on or after May 1, 1993) are entitled to receive a minimum of the greater of (i) four weeks of salary (as defined in the Severance Pay Plan), together with an additional two weeks of salary for each year of service; or (ii) from nine to 78 weeks of salary depending on the salary grade of the participant, calculated based on the relevant participant's salary as of April 30, 1993. Each of the named executive officers who are otherwise eligible for severance pay under clause (ii) above would receive 52 weeks of salary. Participants whose employment began on or after May 1, 1993 and whose employment is involuntarily terminated are entitled to receive only the amount determined as set forth in clause (i) in the previous sentence. Under the Severance Pay Plan, the maximum severance allowance benefit payable to a participant calculated as set forth above is 104 weeks of such participant's salary. In addition to the amount described above, each participant is also entitled to a lump sum payment equal to Newmont Gold's matching contribution that would have been made under Newmont Gold's Retirement Savings Plan calculated in accordance with the relevant provisions of the Severance Pay Plan and any accrued and unused vacation time. Participants under the Severance Pay Plan are also entitled to certain fringe benefits, such as coverage under Newmont Gold's medical and dental plans and life insurance plan, as set forth in the Severance Pay Plan.

     "Cause" as a basis for termination is generally limited to (i) misappropriation of funds or property of the Corporation, Newmont Gold or Newmont Gold's subsidiaries, (ii) conviction of a felony, (iii) obtaining personal benefit from any transaction between the Corporation, Newmont Gold or Newmont Gold's subsidiaries and a third party without the prior approval of such benefit by the Board of Directors of the Corporation or of Newmont Gold, (iv) obtaining a personal profit from the sale of the Corporation's, Newmont Gold's or Newmont Gold's subsidiaries' trade secrets, (v) poor job performance or (vi) conduct below reasonably expected standards.

     The report of the Compensation Committee and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Corporation specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of directors who are not officers or employees of the Corporation, Newmont Gold or any of Newmont Gold's subsidiaries. Each of the Compensation Committees of the Corporation and Newmont Gold is responsible to its respective Board of Directors and by extension to the stockholders of the Corporation or Newmont Gold, as the case may be, for approving and administering the policies which govern annual compensation and incentive programs for the Corporation's and Newmont Gold's executive officers and other key employees. The members of the Corporation's Compensation Committee are also directors of Newmont Gold and serve on the Newmont Gold Compensation Committee. The membership of the two Committees is identical. The Corporation and Newmont Gold operate as a single economic unit and all of the executive officers of the Corporation are also the executive officers and employees of Newmont Gold. Newmont Gold pays all compensation expenses of such employees. The following report reflects the compensation philosophy and decisions of both Committees.

     There are four elements to the Corporation's and Newmont Gold's executive compensation program -- base salaries, annual incentives, intermediate-term incentives and stock options. The Committees determined that in general the value of the sum of these four elements, assuming certain performance-based targets are met, should approach the 75th percentile for comparable positions in the gold mining industry as set forth in the executive-level compensation surveys described below as well as based on recommendations contained in a report provided by an independent compensation consultant retained by Newmont Gold.

     BASE SALARIES. The base salaries for executive officers of the Corporation and Newmont Gold, including Mr. Cambre and the other named executive officers, fall within salary ranges that reflect competitive base pay levels within the mining industry as a whole for the positions they hold. The Corporation and Newmont Gold subscribe to and participate in surveys of executive-level compensation. One of the surveys in which the Corporation and Newmont Gold participate is devoted exclusively to the gold mining industry and includes information about 14 companies based in North America. This survey not only includes the six companies that comprise the Standard & Poor's Gold Precious Metals Index shown on the Corporation's Performance Graph below, but also includes a number of companies which the Committees believe are more appropriate for comparison with the Corporation and Newmont Gold for purposes of analyzing executive compensation. The Corporation and Newmont Gold participate in other surveys as well, which cover a wide range of industries and companies. Although many of the companies included in these broader surveys are not capable of meaningful comparison with the Corporation and Newmont Gold, the Corporation and Newmont Gold use such surveys to identify general trends in executive compensation. Based on a review of such survey information, the Committees believe that the base salaries of the Corporation's and Newmont Gold's executive officers are at or slightly below the median salaries for comparable positions in the gold mining industry. With respect to Mr. Cambre's base salary, the Committees determined that his 1996 performance together with the acquisition and successful integration of Santa Fe Pacific Gold Corporation ("Santa Fe") merited an increase of 18% in June 1997. Mr. Cambre's last adjustment to his base salary was in January 1996. Such base salary is consistent with the Corporation's and Newmont Gold's philosophy that salaries be at approximately the median for comparable positions.

     Base salary increases are made on the basis of changes in industry levels as well as evaluated individual contribution and the Corporation's and Newmont Gold's performance in the prior year. The 1997 base salary increases of the named executive officers were in line with increases in base salaries for comparable industry positions as reflected in the gold mining industry survey.

     ANNUAL INCENTIVES. Annual incentive awards are made pursuant to Newmont Gold's Annual Incentive Compensation Plan ("AICP"). The named executive officers (and other participants at specified salary levels) are eligible to receive both a unit performance bonus and a personal performance bonus. Unit performance bonuses are paid in cash and are based upon the attainment of gold production and cost of production goals established annually by the Newmont Gold Board on the recommendation of its Compensation Committee. At year-end, actual cash costs of production and actual production are compared with targeted costs and production to determine a "unit performance percentage." Newmont Gold must achieve a minimum percentage (designated by the Newmont Gold Board to be 85%) before any bonuses based on unit performance can be made to participants in the AICP. Unit performance bonuses are incrementally increased (or decreased) in accordance with incrementally higher (or lower) performance percentages (with the maximum percentage being 120%). In 1997, Newmont Gold achieved a maximum unit performance percentage of 120%. In addition, the Newmont Gold Board designated a minimum average price of gold per ounce that had to be realized when the unit performance target was determined. No unit or personal performance bonuses under the AICP could be paid for 1997 if Newmont Gold did not realize such minimum average price of gold per ounce. In 1997, Newmont Gold met the minimum average price of gold per ounce.

     Personal performance bonuses are based upon an evaluation of a participant's personal contribution to the Corporation and Newmont Gold and in 1997 were paid in cash. Prior to 1997 personal performance bonuses to the named executive officers, except Mr. Hamer, were paid partly in cash and partly in the form of restricted shares of Newmont Gold common stock. In 1997, personal performance awards to the named executive officers and other AICP participants were based on certain subjective factors such as the individual skills, experience and accomplishments of the relevant executive officer, as well as such executive officers' contributions to the positive economic results realized by the Corporation and Newmont Gold during 1997. The Committees did not use any fixed weighting of such factors in determining personal performance bonuses.

     Participants in the AICP are assigned target awards as a percentage of their base salary. Target awards increase at higher management levels to 100% of base salary in the case of the Chief Executive Officer. The weighting of unit performance and personal performance factors varies by participant, and in the case of Mr. Cambre is approximately two-thirds unit performance and one-third personal performance at target.

     Mr. Cambre's total AICP 1997 bonus of $1,015,917 was equal to 167% of his 1997 base salary. Mr. Cambre's unit performance bonus of $815,167 (80% of such total award) was based on a maximum unit performance percentage of 120% as described above which, because of the incrementally higher bonus percentage, resulted in a unit performance bonus equal to 200% of target. His personal performance bonus of $200,750 (20% of such total award) was based on Mr. Cambre's personal performance evaluation. In making this determination, the Committees considered Mr. Cambre's vision and leadership which enabled the Corporation and Newmont Gold to achieve the following positive results in 1997:

     - Acquisition of Santa Fe;

     - Successful and orderly integration of Santa Fe, including a reduction of costs from the combined operations of $47 million;

     - Record production of nearly 4 million equity ounces of gold, a 27% increase from 1996;

     - A 14% reduction in total cash costs to $187 per equity ounce of gold produced; and

     - Commencement of construction of the Batu Hijau project in Indonesia following completion of $1 billion in project financing and conclusion of sales contracts for 65% of the project's copper concentrate.

     INTERMEDIATE-TERM INCENTIVES. In 1997, Newmont Gold established the Newmont Gold Intermediate Term Incentive Compensation Plan ("ITIP") to provide incentive compensation to the named executive officers (excluding Mr. Cambre) and to other eligible participants. The ITIP is intended to reward eligible participants based upon the attainment of objective financial and business goals over a three-year period established annually by the Newmont Gold Compensation Committee. Such goals relate to gold production, cost of production, proven and probable gold ore reserves and earnings per share. Newmont Gold must achieve certain minimum results before any ITIP bonuses can be paid. ITIP bonuses are incrementally increased or decreased, as the case may be, depending on actual results. With respect to 1997, the payout percentage was 179%, based on 1997 results only. Bonuses are paid one-half in cash and one-half in the form of restricted common stock of either the Corporation or Newmont Gold. Such shares vest over two years. During such period, a recipient has the right to vote such shares and to receive dividends. Once fully vested, a recipient has all the rights of full ownership. However, such shares may not, in general, be sold or transferred for a period of five years following the year for which such shares were awarded. Participants in the ITIP are assigned target awards as a percentage of their base salary. For 1997, these target percentages ranged from 7% to 28%. Actual payouts for 1997 exceeded these percentages since, as stated above, actual results exceeded target performance.

     STOCK OPTIONS. The fourth element of executive compensation, stock options, is long-term in nature and is designed to link executive rewards with stockholder value over time. In 1997, the Corporation's Compensation Committee, which is also responsible for administering the Corporation's stock option plans, reinstated its practice of making semi-annual stock option grants to Messrs. Murdy and Kurlander. With respect to Mr. Cambre, the Committee determined that, in lieu of participation in Newmont Gold's ITIP, he be granted a special one-time option grant for 500,000 shares of the Corporation's common stock. The Committee believed that in this case the Chief Executive Officer would more closely be aligned with the interests of the stockholders over a long period of time.

     In January 1998, the Corporation's Compensation Committee awarded special stock option grants to Messrs. Cambre, Murdy, Kurlander and Dow in recognition of their individual contribution to the acquisition and successful integration of Santa Fe in 1997. Such awards were also intended to provide a strong incentive to increase the value of the Corporation and Newmont Gold and to recognize such individuals' potential future impact on the attainment of the Corporation's and Newmont Gold's mutual long-term goals and objectives.

     POLICIES WITH RESPECT TO TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under the Revenue Reconciliation Act of 1993, Section 162 of the Internal Revenue Code was amended to eliminate, with certain exceptions, the deduction for certain compensation in excess of $1 million to any named executive officer, including the Chief Executive Officer. The Committees believe that the Corporation's stock plans may comply with the exceptions to this limitation. It is possible that payments made from time to time under Newmont Gold's AICP could constitute non-deductible compensation expenses. Altering such Plan to assure full deductibility of compensation, however, could inhibit the Committees' ability to adjust performance criteria as they deem appropriate. The Committees believe that Newmont Gold's ITIP complies with the exceptions to this limitation. Because the Committees do not currently anticipate any significant increase in tax liability to the Corporation or Newmont Gold as a result of the Section 162 amendments, the Committees have not altered their approach to setting incentive compensation in response to such amendments. Should the compensation levels of the Chief Executive Officer or any of the other named executive officers materially affect the Corporation's or Newmont Gold's tax position in the future, the Committees will consider establishing performance criteria that will allow the Corporation and Newmont Gold to avail themselves of all appropriate tax deductions.

     SUMMARY. The Committees believe that the combination of competitive base salaries, annual incentives paid in cash, intermediate-term incentives paid partially in cash and restricted stock and stock options represents a highly motivational and effective senior executive compensation program that works to attract and retain talented executives and strongly aligns the interests of senior management with those of the stockholders of Newmont Mining and Newmont Gold in achieving over time above-average long-term returns on investment.

     Submitted by the Compensation Committee of the Newmont Mining Board:

            Joseph P. Flannery, Chairman      Jean Head Sisco
            Thomas A. Holmes                  William I.M. Turner, Jr.
            Robin A. Plumbridge

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following graph assumes a $100 investment on December 31, 1992 in each of the Corporation's common stock, the S&P 500 Index and the S&P Gold Precious Metals Index.

                     CUMULATIVE VALUE OF A $100 INVESTMENT
                       ASSUMING REINVESTMENT OF DIVIDENDS

                                              NEWMONT
           MEASUREMENT PERIOD                  MINING           S&P 500           S&P GOLD
         (FISCAL YEAR COVERED)              CORPORATION          INDEX             INDEX*
         ---------------------              -----------         -------           --------
                 1992                           100               100               100
                 1993                           142               110               183
                 1994                           112               112               148
                 1995                           143               153               167
                 1996                           142               189               165
                 1997                            94               252               109

---------------

*Barrick Gold Corporation, Battle Mountain Gold Company, Echo Bay Mines Ltd.,
 Homestake Mining Company, Newmont Mining and Placer Dome, Inc.

     SECTION 16(A) REPORTING. Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors and holders of greater than 10% of the Corporation's outstanding common stock to file initial reports of their ownership of the Corporation's equity securities and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the copies of such reports furnished to the Corporation and written representations from the Corporation's executive officers and directors that no Forms 5 were required, the Corporation believes that all Section 16(a) filing requirements were complied with in 1997, except for W. Durand Eppler who reported one transaction late on a subsequently filed Form 5 and David H. Francisco who reported one transaction late on a subsequently filed Form 5. The aforementioned individuals are executive officers of the Corporation and Newmont Gold.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the Corporation's Annual Meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in (the accompanying proxy), or their substitutes, will vote in accordance with their best judgment.

                                      PROXY

                           NEWMONT MINING CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 7, 1998

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                          OF NEWMONT MINING CORPORATION

The undersigned, a holder of record shares of common stock, par value $1.60 per share of Newmont Mining Corporation at the close of business on March 5, 1998 (the "Record Date") hereby appoints Joy E. Hansen, Wayne W. Murdy and Timothy J. Schmitt, and each or any of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Mining Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 9:00 a.m. local time on Thursday, May 7, 1998 in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado and any adjournments thereof, upon the matters listed on the reverse side hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                              FOLD AND DETACH HERE

                                                            Please mark   [X]
                                                            your votes as
                                                            indicated in
                                                            this example

                                              FOR       WITHHELD       FOR ALL
                                              ALL       FOR ALL        EXCEPT
                                              [ ]         [ ]           [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

Item 1 - ELECTION OF DIRECTORS
Nominees:  R.C. Cambre, J.T. Curry, Jr., J.P. Flannery,  L.I. Higdon, Jr., T.A.
           Holmes, G.B. Munroe, R.A. Plumbridge, M.A.Qureshi, M.K. Reilly, J.H. Sisco and W.I.M. Turner, Jr.

FOR ALL EXCEPT NOMINEES WRITTEN IN THE SPACE PROVIDED BELOW.


               By execution of this Proxy, the undersigned hereby authorizes such proxies or their substitutes to vote in their discretion on such other business as may properly come before the Annual Meeting.

               Proxies can only be given by Newmont Mining stockholders of record on the Record Date. Please sign your name below exactly as it appears on your stock certificate(s) on the Record Date or on the label affixed hereto. When the shares of Newmont Mining common stock are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

               The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.




-------------------------    ---------------------------   --------------, 1998
SIGNATURE (TITLE, IF ANY)     SIGNATURE IF HELD JOINTLY             DATE


--------------------------------------------------------------------------------


                              FOLD AND DETACH HERE

                  IMPORTANT:  PLEASE VOTE, DATE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED